Exhibit (17)(a)
FORM OF
PROXY SOLICITED BY THE BOARD OF TRUSTEES
PROXY FOR SPECIAL MEETING OF SHAREHOLDERS — April 11, 2012
The undersigned hereby appoints Brian S. Shlissel, Lawrence G. Altadonna and Thomas J. Fuccillo, and each of them separately, proxies with power of substitution to each, and hereby authorizes them to represent and to vote, as designated below, at the Special Meeting of Shareholders of Allianz AGIC Target Fund (the “Fund”), on April 11, 2012 at [TIME] Eastern time, and at any adjournments thereof, all of the shares of the Fund which the undersigned would be entitled to vote if personally present.
NOTE: Please sign exactly as your name appears on this proxy card. All joint owners should sign. When signing as executor, administrator, attorney, Trustee or guardian or as custodian for a minor, please give full title as such. If a corporation, please sign in full corporate name and indicate the signer’s office. If a partner, sign in the partnership name.
Signature(s) (if held jointly):
_________________________
_________________________
Date:
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THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting. The Trustees recommend a vote FOR the proposal.
Please vote by filling in the appropriate box below.
1.	Proposal to approve the Merger of Allianz AGIC Target Fund with and into Allianz RCM Mid-Cap Fund, as described in the Prospectus/Proxy Statement and the Agreement and Plan of Reorganization.

     [ ] FOR [ ] AGAINST [ ] ABSTAIN
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

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